SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 9, 2000

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                        333-29015                   59-2346270
(State or other                    (Commission               (I.R.S. Employer
  jurisdiction                     File Number)              Identification No.)
of incorporation)

   100 NORTHFIELD STREET
   GREENWICH, CONNECTICUT                                               06830
(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (315) 422-9088

                      INFORMATION TO BE INCLUDED IN REPORT

Item 1. Changes in Control of Registrant

      Not Applicable.

Item 2. Acquisition or Disposition of Assets

      Not Applicable.

Item 3. Bankruptcy or Receivership

      Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant

      Not Applicable.

Item 5. Other Events

      Press Release

                           EQUIVEST FINANCE ANNOUNCES
                          RECORD FIRST QUARTER REVENUES
                        AND EARNINGS; EARNINGS PER SHARE
                                  INCREASE 50%

      Greenwich, Connecticut (Business Wire) - May 9, 2000 - Equivest Finance, Inc. (NASDAQSC:EQUI) announced today its financial results for the first quarter ended March 31, 2000. The Company set all-time records for first quarter performance in revenues, net income and earnings per share. Equivest provides high quality vacation ownership opportunities to its approximately 75,000 owners at 29 resorts located on the eastern and Gulf coasts of the United States and in St. Thomas, USVI. Equivest also operates a specialty finance company providing financing to independent resort developers and their customers.

      For the quarter ended March 31, 2000, revenues rose 224% to a record $38.2 million, compared with $11.8 million in the comparable quarter in 1999. Net income for the first quarter of 2000 increased 68% to $2.7 million, compared with $1.6 million in the comparable period in 1999. Diluted earnings per share in the first quarter of 2000 rose 50% to $0.09 on 28.4 million weighted average shares outstanding compared with earnings per share of $0.06 during the comparable 1999 period on 25.8 million weighted average shares outstanding.

      Total assets as of March 31, 2000 were $425.5 million, an increase of 57%


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

compared with $271.7 million at March 31, 1999. Total capital at March 31, 2000 was $78.0 million, an increase of 37% from $57.1 million at March 31, 1999. The growth in assets and net worth as of March 31, 2000 reflects two acquisitions during 1999, as well as the Company's operating results during the year then ended. These acquisitions were the purchase of six resorts and other assets from the Kosmas Group International, Inc. ("KGI"), and the acquisition by merger of Peppertree Resorts, Ltd. and certain affiliated companies ("Peppertree"), both as previously reported.

      During the first quarter of 2000, sales of vacation ownership intervals ("VOI's") increased 354% to $22.4 million, or 59% of total revenues, from $4.9 million for the same period in 1999. Interest income was $9.4 million, or 25% of total revenues, an increase of 70% compared to $5.5 million for the first quarter of 1999. Resort management operations generated $5.8 million in revenue, representing 15% of total revenues, an increase of 470% compared to $1.0 million for the first quarter of 1999.

      During the first quarter, the cost of VOI sales rose to 24.2% from 23.8% in the comparable period in 1999. Sales and marketing costs rose to 49.9% of VOI sales for the first quarter 2000, compared with 42.9% for the prior year period, but down from 57.7% in the fourth quarter of 1999. The Company increased provisions for doubtful receivables to 8% of VOI sales in the first quarter of 2000 compared with 5.8% in the first quarter of 1999. Interest expense as a percent of interest income increased to 64.6% in the first quarter of 2000 from 40.2% in the comparable period in 1999, reflecting greater levels of outstanding indebtedness. Resort operations expense as a percent of resort management revenues fell to 68.9% in 2000 from 86.6%


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

in the first quarter of 1999. First quarter 2000 general and administrative expense fell to 10.4% of total revenues from 11.9% in first quarter 1999.

      The company's loan receivable portfolio grew 51% to $264.1 million for the quarter ended March 31, 2000, compared with $174.3 million as of March 31, 1999. Of this amount, $126.0 million represented receivables relating to VOI purchases in the Company's own resorts, $120.2 million represented receivables relating to consumer loans at third party developer resorts, and the balance represented acquisition and development loans. At March 31, 2000, the Company maintained total portfolio reserves and over collateralization of $33.5 million, up 34% from $25.0 million at March 31, 1999. However, total reserves and over collateralization as a percentage of the total loan portfolio shrank from 14.3% at March 31, 1999 to 12.7% at March 31, 2000. The allowance for doubtful accounts included in total reserves was $10.0 million at March 31, 2000, up 103% compared with $4.9 million at March 31, 1999. This increase reflects additions relating to the KGI and Peppertree transactions and their related portfolios, as well as the Company's normal provisioning policies. As of March 31, 2000 the Company's Reserve Coverage Ratio (RCR) of total reserves and over collateralization to all consumer receivables over 60 days past due was 5.2 times on the entire consumer loan portfolio, and the RCR on all consumer receivables over 90 days past due was 10.4 times on the entire consumer loan portfolio.

      On third party developer consumer notes receivables, the Company has a right to put, or charge back, defaulted receivables to the developer once any such receivable becomes 60 or more days past due. During the first quarter of 2000, the Company charged back to developers loans with an outstanding principal balance of $1.5 million, while in the first quarter of 1999, the Company


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

charged back loans with an outstanding principal balance of $1.7 million. Such chargebacks during the first quarter of 2000 fell to 1.4% of total third party consumer loans as of March 31, 2000, from 1.7% during the quarter ended March 31, 1999. Other than minimal processing expenses, the Company did not incur any loss on such charge backs.

      At March 31, 2000, approximately 94.9% of total notes receivable in the Company's consumer loan portfolio were current, 2.5% were 30-60 days, 1.3% were 61-90 days, and 1.3% were over 91 days past due. At March 31, 2000, there were 583 notes with a principal balance of $3.2 million that were over 91 days past due. Of that amount, $2.1 million were notes relating to consumer receivables in the Company's own resorts, and $1.1 million were notes relating to third party developers. During the first quarter of 2000 the Company wrote off 392 consumer notes with an outstanding principal balance of $1.9 million. With limited exceptions, the Company services the loans in its portfolio internally, using its own personnel and the facilities of its wholly-owned subsidiary Resort Funding, Inc., although loans currently owned by Peppertree are the subject of outsourcing arrangements for collection services.

      During the first quarter of 2000, the Company sold approximately 2,110 VOI's at an average price of approximately $10,550, compared with 485 VOI's during the first quarter of 1999 at an average price of approximately $10,170. As of March 31, 2000, the company held approximately 25,577 unsold VOI's in inventory, representing more than $265 million in potential gross sales proceeds at the current average sales price as of March 31, 2000.


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

      Richard C. Breeden, Chairman, President and Chief Executive Office of Equivest commented: "This was the Company's strongest-ever first quarter, with a 50% jump in earnings per share and records for first quarter revenue and net income. Costs fell and margins improved from the fourth quarter of 1999, and we continue to work on further opportunities to reduce sales and marketing expense levels, and to increase overall margins."

      Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer (203) 618-0065


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                March 31, 2000      December 31,
                                                                --------------      ------------
ASSETS                                                            (Unaudited)           1999
------------------------------------------------------------      -----------           ----
Cash and cash equivalents                                            $   2,066        $   8,011
Receivables, net                                                       252,477          247,082
Investment in real estate joint venture                                  4,416            4,416
Inventory                                                               87,658           87,925
Property and equipment, net                                             17,828           18,123
Goodwill, net                                                           41,049           41,374
Other assets                                                            20,035           10,055

                                                                     ---------        ---------
Total Assets                                                         $ 425,529        $ 416,986
                                                                     =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------
LIABILITIES

     Accounts Payable and Other Liabilities:
         Accounts payable                                            $   9,486        $   6,288
         Accrued expenses and other liabilities                         23,911           20,833
         Taxes payable                                                     748            5,609
         Deferred income taxes                                          19,726           19,536
                                                                     ---------        ---------

           Total Accounts Payable and Other Liabilities                 53,871           52,266
                                                                     ---------        ---------

     Notes payable                                                     293,630          289,358

                                                                     ---------        ---------
Total Liabilities                                                      347,501          341,624
                                                                     ---------        ---------

STOCKHOLDERS' EQUITY
     Cumulative Redeemable Preferred Stock--Series 2 Class
     A,
       $3 par value; 15,000 shares authorized, 10,000 shares
       Issued and outstanding                                               30               30
       Common Stock, $.01 par value; 50,000,000 shares
       authorized, 28,089,722 shares outstanding in 2000 and
       28,089,722 outstanding in 1999
                                                                           281              281
     Additional paid-in capital                                         62,246           62,246
     Retained earnings                                                  15,471           12,805
                                                                     ---------        ---------

Total Stockholders' Equity                                              78,028           75,362
                                                                     ---------        ---------
Total Liabilities and Stockholders' Equity                           $  25,529        $ 416,986
                                                                     =========        =========


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

================================================================================

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                                    UNAUDITED
                        Consolidated Statement of Income
                    (Dollars in thousands, except share data)

                                                           Three months ended
                                                                 March 31,
                                                             2000          1999
                                                             ----          ----
Revenues:
  Timeshare interval sales                               $ 22,405      $  4,932
  Interest                                                  9,365         5,521
  Resort operations(1)                                      5,810         1,020
  Other income                                                585           290
     Total revenues                                        38,165        11,763

Expenses:
  Provision for doubtful accounts                           1,783           435
  Interest                                                  6,049         2,221
  Cost of timeshare intervals sold                          5,418         1,174
  Depreciation and amortization                             1,153           748
  Sales and marketing                                      11,176         2,118
  Resort management(1)                                      4,003           883
  General and administrative                                3,967         1,396
     Total expenses                                        33,549         8,975

Income before provision for taxes                           4,616         2,788

Provision for income taxes                                  1,950         1,200

Net income                                               $  2,666      $  1,588

Basic earnings per share                                 $   0.09      $   0.06
Diluted earnings per share                               $   0.09      $   0.06

================================================================================

(1) Certain amounts from prior year have been reclassified to conform to current year classifications.


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

                            EQUIVEST FINANCE, INC. and SUBSIDIARIES
                   Selected Financial Data as a Percentage of Total Revenues

                                                            Three months ended
                                                                 March 31,
                                                             2000        1999
                                                             ----        ----
                                                         (unaudited) (unaudited)
Revenues:
As a percentage of total revenues:
  Timeshare interval sales                                    58.6%      41.8%
  Interest                                                    24.6%      46.9%
  Resort operations                                           15.2%       8.8%
  Other income                                                 1.6%       2.5%
                                                             -----      -----
     Total revenues                                          100.0%     100.0%

Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals sold                            24.2%      23.8%
  Sales and marketing                                         49.9%      42.9%
  Provision for doubtful accounts (1)                          8.0%       5.8%

As a percentage of interest income:
  Interest                                                    64.6%      40.2%

As a percentage of resort operations:
  Resort management                                           68.9%      86.6%

As a percentage of total revenues:
  Provision for doubtful accounts (2)                          0.0%       1.3%
  Depreciation and amortization                                3.0%       6.4%
  General and administrative                                  10.4%      11.9%
                                                             -----      -----

     Total expenses                                           87.9%      76.3%

                                                             -----      -----
Income before taxes                                           12.1%      23.7%

Provision for income taxes                                     5.1%      10.2%

                                                             -----      -----
Net income                                                     7.0%      13.5%

(1) Based on provision for doubtful receivables recorded on timeshare development.

(2) Based on provision for doubtful receivables recorded on timeshare financing.


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data
                             (Dollars in thousands)

                                                     March 31,       March 31,
                                                          2000            1999
                                                          ----            ----

A&D loans                                            $  24,999       $  28,141
Purchased receivables                                   85,938          93,139
Hypothecation loans                                     19,258           9,365
Consumer loans, owned                                  126,001          39,197
Other loans                                              7,877           4,492
                                                     ---------       ---------
   Total loans outstanding                           $ 264,073       $ 174,334

Specific reserves                                    $  18,163       $  18,118
General reserves                                        10,014           4,929
Overcollateralization                                    5,365           1,941
                                                     ---------       ---------
   Total reserves and
   overcollateralization                             $  33,542       $  24,988

   Total reserves and
   overcollateralization as % of
   total loans                                            12.7%           14.3%

Chargebacks                                              1,547           2,119

Chargebacks as % of Consumer
Financings (1)                                             1.5%            2.1%

Allowance for doubtful accounts,
   beginning of period                               $  10,073       $   3,835
Provision for loan losses                                1,783             435
Allowance related to an acquisition                        -0-             832
Charges to allowance for doubtful
accounts                                                (1,863)           (173)
Charges against Specific developer
reserves                                                    21             -0-
                                                     ---------       ---------
Allowance for doubtful accounts, end of period       $  10,014       $   4,929

(1)   Consumer Financing includes Purchased receivables and Hypothecation loans.


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

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           EQUIVEST FINANCE, INC.


Date: May 10, 2000                         By: /s/
                                               ---------------------------------
                                           Name: Richard G. Winkler, Senior VP,
                                           Title: Secretary and General Counsel


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